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                                                               Exhibit 99.1



    Andrea Electronics Corporation Announces $7.5 Million Private Placement
                        of Convertible Preferred Stock

MELVILLE, N.Y., June 22 -- Andrea Electronics Corporation (AMEX: AND) announced today the private placement to an investor of $7.5 million of its Series B Convertible Preferred Stock and a warrant covering 75,000 shares of the Company's Common Stock. The Series B Convertible Preferred Stock becomes convertible into the Company's Common Stock according to a vesting schedule, with 12.5% of the shares becoming convertible on October 17, 1999 and an additional 12.5% becoming convertible at the end of each succeeding 30-day period, subject to acceleration upon the occurrence of certain events. Any unconverted Series B Convertible Preferred Stock that remains outstanding on June 18, 2004 will automatically convert into the Company's Common Stock. The proceeds from the private placement will be used primarily for costs associated with technology development, tooling costs, continued integration of the Company's recently acquired information systems, payment of certain debt obligations, maintaining and creating strategic alliances and other general working capital requirements. During the six month period beginning March 14, 2000, the Company, subject to certain conditions, may exercise an option to sell up to an additional $7.5 million of its Series B Convertible Preferred Stock, and warrants for up to an additional 75,000 shares of Common Stock.

Each share of Series B Convertible Preferred Stock has a stated value of $10,000 plus an additional amount of 4% per annum, which sum is convertible into Common Stock at a conversion price equal to the lower of $8.775 and the average of the two lowest closing bid prices of the Common Stock during the 15 consecutive trading days immediately preceding a conversion date, subject to certain adjustments. The 4% additional amount may, at the option of the Company, be paid in cash. The Series B Convertible Preferred Stock is redeemable at the option of the Company upon certain events and at the option of the holder upon certain events. The warrant has an exercise price of $8.775 per share and expires on June 18, 2004.

The issuance of the Series B Convertible Preferred Stock has not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act. The Company has undertaken to seek to register under the Securities Act the underlying Common Shares issuable upon conversion of the Series B Convertible Preferred Stock and exercise of the related warrants.

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications which require high performance and high quality voice input. Applications for the Company's technologies include: speech recognition programs, Internet telephony, video/audio conferencing, automobile PCs, home automation systems, hand-held devices and multiplayer online games, among others.

                                    # # #

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation. The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; and the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking Statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

"Andrea Anti-Noise", "DSDA" and "DFTA" are trademarks of Andrea Electronics Corporation or an Andrea Electronics Corporation subsidiary.

To receive Andrea Electronics' latest news release and other corporate documents via FAX -- no cost -- please dial 1-800-PRO-INFO and input the Company's symbol AND.